Exhibit 107.1
CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

The Trade Desk, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.000001 par value per share, reserved for issuance pursuant to the Registrant’s 2016 Incentive Award Plan	Rule 457(c) and Rule 457(h)	19,618,723 (2)	$48.71 (3)	$955,627,997.33	$110.20 per $1,000,000	$105,310.21
Equity	Class A common stock, $0.000001 par value per share, reserved for issuance pursuant to the Registrant’s 2016 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	4,464,555 (4)	$41.41 (5)	184,877,222.55	$110.20 per $1,000,000	$20,373.47
	Total Offering Amounts		24,083,278		$1,140,505,219.88		$125,683.68
	Total Fee Offsets						0 (6)
	Net Fee Due						$125,683.68

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class A common stock.

(2)
Reflects an automatic annual increase on January 1, 2023 to the number of shares of the Registrant’s Class A common stock reserved for issuance under The Trade Desk, Inc. 2016 Incentive Award Plan (the “2016 Plan”), which annual increase is provided for in the 2016 Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of $48.71 per share, which represents the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Market on February 13, 2023.

(4)
Reflects an automatic annual increase on January 1, 2023 to the number of shares of the Registrant’s Class A common stock reserved for issuance under The Trade Desk, Inc. 2016 Employee Stock Purchase Plan (the “ESPP”), which annual increase is provided for in the ESPP.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, and based on 85% of $48.71 per share, which represents the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Market on February 13, 2023. Pursuant to the ESPP, the purchase price of the shares of the Registrant’s Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of the Registrant’s Class A common stock on the first trading day of the offering period or on the last trading day of each purchase period.

(6)	The Registrant does not have any fee offsets.